SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 30, 2003

Allied Waste Industries, Inc.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)

0-14705 (Commission File Number)	88-0228636 (IRS Employer Identification No.)

15880 N. Greenway-Hayden Loop, Suite 100 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

Registrant’s telephone number, including area code (480) 627-2700

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

In connection with the divestiture of certain operations in New Jersey, South Carolina, Georgia, Colorado and Florida during 2003, Allied Waste Industries, Inc. (“Allied Waste”) reclassified the results of operations of these companies from Continuing Operations into Discontinued Operations for the current period and preceding two years in accordance with generally accepted accounting principles. Accordingly, we are providing the reclassified results for the previous five quarters herein to assist investors in understanding historical trends on a comparative basis.

ALLIED WASTE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	For the Three	For the Three	For the Three	For the Three	For the Three
	Months Ended	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002

Revenue	$1,393,541	$1,375,066	$1,263,682	$1,322,972	$1,379,959
Cost of operations	846,772	836,286	769,547	777,356	804,162
Selling, general and administrative expenses	120,403	119,638	119,084	119,504	117,264
Depreciation and amortization	140,784	140,024	128,923	121,024	124,449
Gain on divestiture of assets	—	—	—	(9,339)	—

Operating income	285,582	279,118	246,128	314,427	334,084
Interest expense and other	194,471	235,416	191,974	203,619	228,682

Income before income taxes	91,111	43,702	54,154	110,808	105,402
Income tax expense	40,009	19,033	22,610	59,706	43,907
Minority interest	545	423	467	144	632

Net income from continuing operations before cumulative effect of accounting change	50,557	24,246	31,077	50,958	60,863
Income (loss) from discontinued operations, net of tax	(12,115)	6,598	1,852	2,710	(3,745)
Cumulative effect of accounting change, net of tax	—	—	29,226	—	—

Net income	38,442	30,844	62,155	53,668	57,118
Dividends on Series A Preferred Stock	(21,096)	(20,534)	(19,988)	(20,103)	(19,779)
Dividends on Series C Preferred Stock	(5,391)	(4,849)	—	—	—

Net income available to common shareholders	$11,955	$5,461	$42,167	$33,565	$37,339

Weighted average common and common equivalent shares	206,888	201,419	193,533	193,337	192,717

Income (loss) per common share from continuing operations before cumulative effect of accounting change	$0.12	$(0.01)	$0.06	$0.16	$0.21

Income per common share	$0.06	$0.03	$0.22	$0.17	$0.19

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant, Allied Waste Industries, Inc., has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED WASTE INDUSTRIES, INC.

	By:	/s/ PETER S. HATHAWAY

Peter S. Hathaway
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date: October 30, 2003